Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-198381, 333-191973, 333-191972, 333-179218, 333-171874, 333-164516, 333-164515, and 333-149547) of Cree, Inc. of our report dated August 21, 2015, with respect to the consolidated statement of financial position of Lextar Electronics Corporation and subsidiaries as of December 31, 2014 and the related consolidated statements of comprehensive income, changes in equity and cash flows for the year then ended, which report appears in the June 28, 2015 Annual Report on Form 10-K of Cree, Inc.

/s/ KPMG

Taipei, Taiwan (the Republic of China)
August 27, 2015